Exhibit 99.2
Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services, net	$483,795	$480,513	$927,545	$911,496
Management fee revenue - administrative services, net	14,813	14,195	29,584	28,146
Administrative services reimbursement revenue	151,965	146,095	303,519	288,575
Service agreement revenue	6,446	6,907	13,108	13,599
Total operating revenue	657,019	647,710	1,273,756	1,241,816

Operating expenses
Cost of operations - policy issuance and renewal services	413,865	405,005	793,357	770,509
Cost of operations - administrative services	151,965	146,095	303,519	288,575
Total operating expenses	565,830	551,100	1,096,876	1,059,084
Operating income	91,189	96,610	176,880	182,732

Investment income
Net investment income	7,373	8,030	15,742	16,547
Net realized investment gains (losses)	6,526	1,302	(4,280)	3,805
Net impairment losses recognized in earnings	(17)	(84)	(3,070)	(162)
Equity in (losses) earnings of limited partnerships	(2,329)	404	(6,034)	(743)
Total investment income	11,553	9,652	2,358	19,447

Interest expense, net	2	272	5	721
Other (expense) income	(258)	48	(624)	95
Income before income taxes	102,482	106,038	178,609	201,553
Income tax expense	20,505	18,284	37,306	38,488
Net income	$81,977	$87,754	$141,303	$163,065

Net income per share
Class A common stock – basic	$1.76	$1.88	$3.03	$3.50
Class A common stock – diluted	$1.57	$1.68	$2.70	$3.12
Class B common stock – basic and diluted	$264	$283	$455	$525

Weighted average shares outstanding – Basic
Class A common stock	46,187,808	46,188,994	46,188,299	46,188,668
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,302,981	52,314,700	52,313,667	52,313,371
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$0.965	$0.90	$1.93	$1.80
Class B common stock	$144.75	$135.00	$289.50	$270.00

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	June 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$257,738	$336,739
Available-for-sale securities	27,409	32,810
Equity securities	1,416	2,381
Receivables from Erie Insurance Exchange and affiliates, net	506,690	468,636
Prepaid expenses and other current assets	60,668	44,943
Federal income taxes recoverable	0	462
Accrued investment income	5,317	5,433
Total current assets	859,238	891,404

Available-for-sale securities, net	777,416	697,891
Equity securities	73,973	64,752
Limited partnership investments	15,463	26,775
Fixed assets, net	246,572	221,379
Agent loans, net	58,602	60,978
Deferred income taxes, net	18,895	17,186
Other assets	32,702	35,875
Total assets	$2,082,861	$2,016,240

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$282,436	$262,963
Agent bonuses	60,264	96,053
Accounts payable and accrued liabilities	137,745	134,957
Dividends payable	44,940	44,940
Contract liability	36,625	35,938
Deferred executive compensation	9,674	10,882
Federal income taxes payable	15,441	0
Current portion of long-term borrowings	1,998	1,979
Total current liabilities	589,123	587,712

Defined benefit pension plans	161,458	145,659
Long-term borrowings	94,849	95,842
Contract liability	18,826	18,435
Deferred executive compensation	9,571	13,734
Other long-term liabilities	14,895	21,605
Total liabilities	888,722	882,987

Shareholders’ equity	1,194,139	1,133,253
Total liabilities and shareholders’ equity	$2,082,861	$2,016,240
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